EXHIBIT 10.36

CULP, INC.
DEFERRED COMPENSATION PLAN FOR CERTAIN SELECTED KEY EMPLOYEES

Section 1 - Purpose

Effective May 1, 2002, Culp, Inc. (the “Company”) adopted the Culp, Inc. Deferred Compensation Plan for Certain Selected Key Employees (the “Plan”).  Effective July 1, 2009, the Company desires to amend and restate the Plan.  The Company, in consideration for future services to be performed by Participants, hereby sponsors this Plan for the purpose of providing deferred compensation for its Participants.  It is intended that the Plan constitute an unfunded arrangement maintained exclusively for the purpose of providing deferred compensation for a select group of management or highly compensated employees, for purposes of Title I of the Employee Retirement Income Security Act of 1974 (AERISA@), as amended.

Section 2 - Definitions and Other Provisions

Account - A separate account maintained by the Company, on its books and records, for each separate Participant in the Plan.  At the time set forth herein, on the Company’s books and records, each separate Participant’s Account shall be credited with all of the following amounts: (i) the principal amount of a Participant’s Bonus Deferral under the Plan; (ii) the principal amount of a Participant’s Salary Deferral under the Plan; (iii) the principal amount of Nonelective Contributions under the Plan; and (iv) Interest, as defined below, on the entire amount credited to a Participant’s Account, under the Plan.

Beneficiary - On a form that may be obtained from the Company, a Participant may designate one or more persons (including an estate or a trust) as a Beneficiary to receive a distribution in the event of the Participant’s death.  If no Beneficiary is designated, or, if the designated Beneficiary is not alive at the time of the Participant’s death, the Participant’s benefits, payable under the Plan, will be paid to the Participant’s estate.

Bonus - Remuneration paid from the Company to a Participant, which is not part of a Participant’s Salary.

Bonus Deferral - Any Bonus deferred under the Plan, pursuant to a Participant’s Bonus Deferral Election.

Bonus Deferral Election - A Participant’s written election to defer the receipt of a stipulated amount of Bonus, that may be earned by the Participant during the succeeding calendar year.

Company - Culp, Inc. a North Carolina corporation, or its successor.

Compensation - The total remuneration paid from the Company to a Participant during any Plan Year, including Salary and Bonus.

Deferred Compensation Committee - The group of individuals that administer the Plan, consisting of the following officers of the Company: (i) President and Chief Executive Officer; (ii) the Chief Financial Officer; and (iii) the Vice President, Human Resources.  Any member of the Deferred Compensation Committee may also be a Participant in the Plan.  The Deferred Compensation Committee shall have the power to construe and interpret the provisions of the Plan, and such other discretionary power as provided in the Plan, or as may be needed to administer the Plan.

Effective Date - The effective Date of the Plan was May 1, 2002.  The effective date of the amendment and restatement of the Plan is July 1, 2009.

Interest -  An amount, determined each calendar quarter, and then credited to each Participant's Account on the Company’s books and records, at a rate determined by the Company’s Compensation Committee of the Company’s Board of Directors, in their sole and absolute discretion, from time-to-time.  Currently, the amount of such interest is the same as the interest rate on a thirty year Treasury note plus two and one-half percent (22%).

Nonelective Contribution  - Any contribution made by the Company under the Plan on behalf of any Participant, which is not part of such Participant’s Bonus Deferral or Salary Deferral.

Participant - An employee of the Company, that is considered to be a highly compensated employee, or within a select group of management, for purposes of ERISA, who is designated by the Committee as eligible to participate in the Plan, and who is actually participating in the Plan.

Plan -  This the Culp, Inc. Deferred Compensation Plan For Certain Selected Key Employees.

Plan Year - The Plan Year shall begin on January 1 and end on December 31.

Salary - All remuneration, including commissions, paid from the Company to a Participant during any Plan Year, except for any Bonus.

Salary Deferral - Any Salary deferred under the Plan, pursuant to a Participant’s Salary Deferral Election.

Salary Deferral Election - The Participant’s written election to forego the receipt of a stipulated amount of Salary to be earned by the Participant during the succeeding Plan Year.

Section 3 - Deferral Elections

Prior to the beginning of any Plan Year, a Participant may execute and deliver to the Committee a Salary Deferral Election, under which the Participant may elect to defer a stipulated amount of Salary, which would otherwise be earned by the Participant during the succeeding Plan Year.  The amount of Salary that a Participant may elect to defer under the Plan, in any Plan Year, may not exceed seventy-five percent (75%) of the Salary otherwise payable to a Participant.

Prior to the beginning of any Plan Year, a Participant may execute and deliver to the Committee a Bonus Deferral Election by which the Participant may elect to defer a stipulated amount of Bonus, which could otherwise be earned by the Participant during the succeeding Plan Year.  The amount of Bonus that a Participant may defer under the Plan, any year, may not exceed seventy-five percent (75%) of any Bonus otherwise payable to a Participant.

Any Bonus Deferral Election and/or Salary Deferral Election will continue until suspended or modified, in writing, and delivered by the Participant to the Deferred Compensation Committee, which new Bonus Deferral Election and/or Salary Deferral Election shall apply only to Salary and/or any Bonus otherwise payable to the Participant after the end of the Plan Year in which such Bonus Deferral Election and/or Salary Deferral Election is delivered to the Committee.

Section 4 - Nonelective Contributions

Subject to the approval of the Compensation Committee of the Company’s Board of Directors, on the first (1st) day of July of each year, until Franklin N. Saxon’s (Saxon) employment with the Company terminates, the Compensation Committee of the Company’s Board of Directors will compute an amount equal to fifteen percent (15%) of Saxon’s annual Salary, then in effect; and, one-twelfth of the amount so computed will credited to Saxon’s Account under the Plan, on behalf of Saxon, after the end of each successive fiscal month during which Saxon earned it.

Subject to the approval of the Compensation Committee of the Company’s Board of Directors, on the first (1st) day of July of each year, until Robert G. Culp, IV's (“Culp, IV”) employment with the Company terminates, the Compensation Committee of the Company's Board of Directors will compute an amount equal to seven and one-half percent (72%) of Culp, IV’s annual Salary, then in effect; and, one-twelfth of the amount so computed, will be credited to Culp IV's Account under the Plan, on behalf of Culp, IV, after the end each successive fiscal month during which Culp IV earned it.

Subject to the approval of the Compensation Committee of the Company’s Board of Directors, on the first (1st) day of July of each year, until Kenneth R. Bowling's (“Bowling”) employment with the Company terminates, the Compensation Committee of the Company’s Board of Directors will compute an amount equal to seven and one-half percent (72%) of Bowling's annual Salary, then in effect; and, one-twelfth of the amount so computed, will be allocated to Bowling’s Account under the Plan, on behalf of Bowling, after the end of each successive fiscal month during which Bowling earned it.

Any FICA taxes payable by Saxon, Culp, IV, and/or Bowling, attributable to the Company's Nonelective Contribution, shall be paid by the Company, at the time(s) any FICA taxes become payable.

Section 5 - Distribution

Subject to the last paragraph of this Section 5, if a Participant’s employment with the Company terminates, for any reason other than death, the entire amount then credit to the Participant’s Account shall be paid from the Company to the Participant, in a lump sum payment, within thirty (30) days after the Participant's employment with the Company terminates.

If a participant’s employment with the Company terminates because of the Participant’s death, the entire amount then credit to the Participant’s Account shall be paid from the Company to the Participant’s Beneficiary, in a lump sum payment, within thirty (30) days after the Participant’s death.

Upon request by a Participant, the Committee, in its sole and absolute discretion, may grant an early distribution to a Participant, of all or any portion of the amount credited to the Participant’s Account, but, only if the Committee determines that a financial hardship exists involving unexpected, unforeseeable, emergency medical expenses that are caused by an event beyond the control of the Participant.  To qualify for this distribution, the medical expense cannot readily be met from other funds reasonably available to the Participant, and, if the distribution is not permitted, the Participant will incur a severe financial hardship.  Any distribution for such medical hardship will be limited to the amount needed to meet such medical expense.  Any Participant, who is a member of the Committee, shall not participate in any decision that affects whether or not such Participant shall receive a distribution under the terms of this paragraph.

Notwithstanding anything herein to the contrary, upon the separation from service for any reason, other than death, of any Participant in the Plan who either: (i) owns more than five percent (5%) of the outstanding stock of the Company; (ii) owns more than one percent (1%) of the outstanding stock of the Company and earns One Hundred and Fifty Thousand ($150,000) or more per year; or (iii) is an officer of the Company earning more than One Hundred and Thirty Thousand (as indexed for cost-of-living adjustments) per year, shall not be made until six (6) months after such Participant separates from service.

Section 6 - Participant’s Rights Unsecured

Participants are general unsecured creditors of the Company; and, the Plan constitutes a mere promise by the Company to make benefit payments in the future.  It is the intention of the parties that this arrangement be unfunded for tax purposes and for purposes of Title I of ERISA.

Section 7 - Amendment and Termination

Subject to the approval of the Compensation Committee of the Company’s Board of Directors, the Deferred Compensation Committee may, at any time amend the Plan.  The Compensation Committee of the Company’s Board of Directors may, at any time, terminate the Plan.  No amendment, modification, or termination of all of any portion of this Plan shall, without the consent of the Participant, adversely affect such Participant under this Plan with respect to the then current balance of the amount credited to the Participant’s Account.

In the event of the termination of the Plan, distributions, due to the termination of the Plan, may be made no earlier than twelve (12) months after all action necessary, to make the termination of the Plan effective, has been completed; and, all amounts, then credited to each Participant’s Account, shall be distributed no earlier than twenty-four (24) months after the date of the termination of the Plan.

Section 8 - Nonassignability

A Participant’s rights to benefit payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s Beneficiary.

Section 9 - Governing Law

This Plan shall be governed by and construed in accordance with the laws of the State of North Carolina.

IN WITNESS WHEREOF, this Plan has been amended and restated, by duly authorized action, as of the 22nd day of June, 2009.

DEFERRED COMPENSATION COMMITTEE

/s/ Franklin N. Saxon, President and Chief Executive Officer

/s/ Kenneth R. Bowling, Secretary and Chief Financial Officer

/s/ Teresa A. Huffman, Vice President, Human Resources